EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-39492 and 333-112964) and Forms S-8 (Nos. 333-89562, 333-62474 and 333-114284) of Semitool, Inc. of our report dated December 13, 2004, relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

/s/PricewaterhouseCoopers, LLP

Seattle, Washington
December 13, 2004